SCHNEIDER NATIONAL, INC.
PERFORMANCE-BASED RESTRICTED SHARE
AWARD AGREEMENT
THIS PERFORMANCE-BASED RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”), dated as of [_____] (the “Date of Grant”), is made by and between Schneider National, Inc., a Wisconsin corporation (the “Company”), and [_______] (the “Participant”).
WHEREAS, the Company has adopted the Schneider National, Inc. 2017 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), pursuant to which performance-based Restricted Shares may be granted; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the Restricted Shares provided for herein to the Participant, subject to the terms set forth herein.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Grant of Performance-Based Restricted Shares.

(a)Grant. The Company hereby grants to the Participant a total of [______] Restricted Shares, on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The number of Restricted Shares actually earned at the end of the Performance Period (defined below), if any, shall be based on the attainment of specified levels of the performance measures set forth on Exhibit A (the “Performance Metrics & Calculations”). A Restricted Share is a Class B share of the Company’s common stock, no par value per share (“Share”), subject to the transfer restrictions, forfeiture provisions and other terms and conditions specified herein.

(b)Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. Without limiting the foregoing, the Participant acknowledges that the Restricted Shares are subject to provisions of the Plan under which, in certain circumstances, an adjustment may be made to the number of the Restricted Shares.

2.Earned Restricted Shares, Vesting and Settlement.

(a)Earned Restricted Shares. The Restricted Shares are subject to both performance-based and service-based requirements. The number of earned Restricted Shares (i.e., that number of Restricted Shares which correspond to the level of performance attainment which the Committee has determined was achieved during any applicable period) shall be determined solely by the Committee, in its absolute discretion, based on the attainment by the Company or its Affiliates of the targeted levels of performance set forth in Exhibit A, during the period beginning on January 1, 2021 and ending on December 31, 2023 (the “Performance Period”) as determined by the Committee. The number of earned Restricted Shares may range between 0% and 100% of the number of Restricted Shares granted hereunder (with 40% corresponding to target performance achievement). Restricted Shares shall also be subject to, and earned only if, the Participant remains continuously employed in active service by the Company or one of its Affiliates from the Date of Grant through the final date of the Performance Period.

(b)Performance Measures. For purposes of determining the number of earned Restricted Shares under this Agreement, the performance measures which the Committee shall assess and evaluate for determining the number of Restricted Shares which have been earned by the Participant shall consist of: (i) a simple average of the Company’s annual return on invested capital (as defined on Exhibit A) (“ROC”) over the Performance Period, (ii) the cumulative compound annual growth rate in the Company’s earnings before taxes as defined on Exhibit A (“EBT CAGR”) over the Performance Period, and (iii) the Company’s relative total shareholder return (“rTSR”; collectively, the “Performance Measures”), in each case as derived from the consolidated financial statements (as applicable) of the Company for each calendar year in the Performance Period.
(c)Committee Determination, Vesting and Settlement. As soon as administratively practicable after the end of the Performance Period, the Committee shall solely and exclusively make all determinations with regard to: (a) the calculation of ROC, EBT CAGR and rTSR performance (pursuant to Exhibit A) during the Performance Period (b) the corresponding level of performance achievement by the Company associated with such calculations; and (c) the number of Restricted Shares which the Participant is entitled to receive under this Agreement (“Certification”). For the avoidance of doubt, the Committee’s determinations regarding the Performance Measures or the Company’s level of achievement during the Performance Period or any portion of the Performance Period, shall be final and non-appealable. As soon as administratively practicable after Certification (or an earlier date in accordance with Section 4 or Section 5), the Company shall deliver to the Participant notification of the number of Shares which have been earned by the Participant and which the Committee may determine to be fully vested under this Agreement ("Vested Restricted Shares”), net of any Share amounts which were liquidated to cover any required tax withholding.

(d)Forfeiture. If the Committee determines that less than 100% of the Restricted Shares granted under this Agreement, are Vested Restricted Shares, then immediately upon such determination by the Committee, any Restricted Shares granted under this Agreement which are not determined by the Committee to be Vested Restricted Shares shall be forfeited, and the Participant shall not be entitled to receive any consideration with respect to any unvested Restricted Shares. Further, except as otherwise provided in Section 4, if the Participant’s employment terminates prior to the final date of the Performance Period, then all unvested Restricted Shares shall be forfeited immediately as of the date of such termination of employment, and the Participant shall not be entitled to receive any consideration with respect to any unearned Restricted Shares.

3.Tax Withholding. Vesting of the Restricted Shares shall be subject to the Participant satisfying any applicable U.S. Federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. Unless otherwise provided by the Company, (a) tax withholding shall be accomplished by withholding Restricted Shares with a value up to the amount of any required withholding taxes and (b) tax withholding shall be at the applicable minimum statutory rate; provided that, to the extent necessary to avoid an accounting charge, tax withholding shall in no event exceed the applicable maximum statutory rate. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the Restricted Shares or otherwise the amount of any required withholding taxes in respect of the Restricted Shares, the vesting or transfer of the Restricted Shares or under the Plan, and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes. The Participant may make and file with the Internal Revenue Service an election under Section 83(b) of the Code within 30 days following the Date of Grant, electing to include in the Participant’s gross income as of the Date of Grant the Fair Market Value of the Restricted Shares as of such date. The Participant shall promptly provide a copy of such election to the Company.

4.Termination of Employment.

(a)Termination of Employment due to Death or Disability. If, during the first calendar year of the Performance Period, the Participant’s employment with the Company or its Affiliates is terminated (1) due to the Participant’s Disability, or (2) due to the Participant’s death, then 40% of the Restricted Shares shall be deemed earned by the Participant and vested as of the date of termination of the Participant’s employment and shall be settled in accordance with Section 2(c). If, on or prior to the final date of the Performance Period but after the first calendar year of the Performance Period, the Participant’s employment with the Company and its Affiliates is terminated (1) by the Company or any of its Affiliates due to the Participant’s Disability, or (2) due to the Participant’s death, then the Committee, in its sole discretion, shall determine a number of Restricted Shares, if any, that shall be deemed earned and vested as of the date of termination of employment based on actual performance, in accordance with Section 2 for the completed calendar years prior to the year in which such termination of employment occurs, and the earned Restricted Shares shall be settled in accordance with Section 2(c). For the avoidance of doubt, this Section 4(a) shall not apply to any death or Disability of the Participant occurring after the date of termination of the Participant’s employment for any reason (including Retirement).

(b)Termination of Employment due to Retirement. If, on or prior to the final date of the Performance Period, the Participant’s employment with the Company or its Affiliates is terminated by the Participant due to Retirement, then a prorated number of Restricted Shares shall remain eligible to be earned, vested and settled in accordance with Section 2, as if the Participant had remained continuously employed in active service by the Company or one of its Affiliates through the final date of the Performance Period. Such prorated number of Restricted Shares shall be calculated by multiplying (x) the number of Restricted Shares which would have been earned by the Participant had the Participant not retired prior to the end of the Performance, as determined by the Committee following the end of the Performance Period (or in connection with a Change of Control under Section 5), by (y) a fraction, the numerator of which is the number of completed and partial months in the Performance Period through the effective date of the Participant’s Retirement, and the denominator of which is 36.

For the avoidance of doubt, a Participant must satisfy all requirements specified under the Plan to become eligible for Retirement, including and without limitation, the requirement that the Participant continue in active employment through the end of the year in which this award was granted. In the event the Participant does not continue in active employment through the end of the year in which this award was granted due to the Participant’s voluntary termination of employment then all Restricted Shares granted under this Agreement shall be forfeited immediately and the Participant shall not be entitled to receive any consideration with respect to any such forfeited Restricted Shares.

(c)Other Termination of Employment. If, prior to the final date of the Performance Period, the Participant’s employment with the Company or its Affiliates terminates for any reason other than as set forth in Sections 4(a) or 4(b) above (including any termination of employment by the Participant for any reason other than Retirement, or by the Company with or without Cause), then all unvested Restricted Shares shall be forfeited immediately and the Participant shall not be entitled to receive any consideration with respect to any such forfeited Restricted Shares. When a Participant’s employment with the Company is terminated for any reason other than due to Death, Disability, or Retirement as defined by the Plan: (i) Participant’s access to the Company’s online equity portal will be revoked on the 90th day following the date of Participant’s employment termination date; and (ii) within 90 days of Participant’s employment termination date, the Participant shall be solely responsible for arranging for the transfer of all of Participant’s Vested Performance Shares to Participant’s own personal brokerage account. For the avoidance of doubt, if following the final date of the Performance Period and prior to the vesting and settlement of the Restricted Shares in accordance with Section 2(c), the Participant’s employment with the Company or its Affiliates terminates for any reason other than for Cause, the Participant shall remain eligible to earn Restricted Shares under this Agreement following Certification in accordance with Section 2(c); provided, however, that if following the Performance Period and prior to the vesting and settlement of the Restricted Shares in accordance with Section 2(c), the Participant’s employment with the Company or its Affiliates terminates for Cause, then all unvested Restricted Shares shall be forfeited immediately and the

Participant shall not be entitled to receive any consideration with respect to such forfeited Restricted Shares.

5.Change of Control.

(a)In the event of a Change of Control for which the Committee determines that no sufficient provision has been made for assumption or substitution of the Restricted Shares granted in this Agreement as contemplated by Section 8(a) of the Plan, a number of the Restricted Shares, shall, as determined by the Committee, be deemed earned by the Participant and shall be vested and settled in accordance with Section 2(c). If such Change of Control occurs during the first calendar year of the Performance Period, then 40% of the Restricted Shares shall be deemed earned by the Participant at the maximum level of achievement (which corresponds to target level of achievement) and shall be vested and settled in accordance with Section 2(c). If such Change of Control occurs prior to the final date of the Performance Period but after the first calendar year of the Performance Period, then the Committee shall determine a number of Restricted Shares, if any, that shall be earned based on actual performance, in accordance with Section 2, for the completed calendar years of the Performance Period prior to the year in which such Change of Control occurs; provided that with respect to the rTSR modifier (as described in Exhibit A), performance shall be measured through the date of the Change of Control, and the earned Restricted Shares shall be vested and settled in accordance with Section 2(c).

(b)If a Change of Control occurs in which the Committee determines that the acquirer has assumed or substituted the Restricted Shares granted hereby in the manner contemplated by Section 8(b) of the Plan, then the performance measures under this Agreement shall be deemed waived, and the Participant will be entitled to receive that number of Restricted Shares indicated below so long as the Participant remains continuously employed in active service by the Company or one of its Affiliates through the final date of the Performance Period.

(i)If such Change of Control occurs during the first calendar year of the Performance Period, then 40% of the Restricted Shares shall be eligible to vest. If such Change of Control occurs prior to the final date of the Performance Period but after the first calendar year of the Performance Period, then the Committee shall determine a number of Restricted Shares, if any, that shall remain eligible to vest based on actual performance, in accordance with Section 2, for the completed calendar years of the Performance Period prior to the year in which such Change of Control occurs; provided, however, with respect to the rTSR modifier (as described in Exhibit A), the Company’s performance shall be measured through the date of the Change of Control.

(ii)Notwithstanding anything to the contrary herein, if, within the 24-month period following such Change of Control, the Participant’s employment with the Company and its Affiliates is terminated (1) by the Company or one of its Affiliates without Cause (other than due to death or Disability) or (2) by the Participant for Good Reason (defined below), then the number of Restricted Shares eligible to vest under Section 5(b)(i), shall become fully earned as of the date of termination of employment and shall be vested and settled in accordance with Section 2(c).

(iii)For purposes of this Agreement only, “Good Reason” means (i) a material decrease in the Participant’s total annual compensation opportunity (calculated as the sum of such Participant’s annual base salary plus target annual bonus) or (ii) a relocation of the principal place of the Participant’s work location to a location that increases the Participant’s one-way commute by at least 50 miles. Notwithstanding anything herein to the contrary, Good Reason shall not occur unless and until (A) the Participant delivers written notice delivered to the General Counsel of the Company within 60 days following the initial existence of the circumstances giving rise to Good Reason, (B) 30 days have elapsed from the date the Company receives such notice from the Participant without the Company curing or causing to be cured the circumstances giving rise to Good Reason, and (C) the Participant’s effective date of resignation is no later than 10 days following the Company’s failure to cure.

(iv)For the avoidance of doubt, if at any time following such Change of Control, the Participant’s employment with the Company and its Affiliates is terminated (1) by the Company or one of its Affiliates due to the Participant’s Disability, or (2) due to the Participant’s death, then the number of Restricted Shares determined pursuant to Section 5(b)(i), to the extent unvested, shall become fully vested as of the date of termination of employment.

(v)If the Participant is employed by the Company and its Affiliates as of the date of a Change of Control and either is or becomes eligible for Retirement at any time on or after such Change of Control due to the Participant satisfying the applicable age and service requirements, then to the extent the Restricted Shares which the Participant is deemed to be eligible to earn as of the Participant’s Retirement eligibility date are subject to applicable U.S. Federal, state, local or other tax withholding obligations, (i) the Company may withhold a number of Restricted Shares having a Fair Market Value equal to the amount of such withholding liability and (ii) the number of Restricted Shares granted hereunder, less the number of Restricted Shares which the Company is required to withhold to satisfy such withholding liability (if any), shall remain subject to the transfer restrictions set forth in Section 10(a) and the Plan until the settlement date (without regard to the Participant’s employment status).

6.Restrictive Covenants.

(a)Restrictive Covenant Agreements. As a condition to the award of Restricted Shares under this Agreement, the Participant hereby agrees that he or she remains bound by the following agreements with the Company:, (i) the Key Employee Non-Compete and No-Solicitation Agreement, (ii) the Confidentiality Agreement, each in the form provided by the Company ((i) and (ii) collectively, the “Restrictive Covenant Agreements”), and covenants not to breach or contest, directly or indirectly, the validity of any of the Restrictive Covenant Agreements.

(b)Forfeiture; Other Relief. In the event of a breach by the Participant of any Restrictive Covenant Agreement (including, without limitation, any non-compete, non-solicitation or confidentiality agreement between the Participant and the Company or any of the Company’s Affiliates, to which the Participant is a party), then in addition to any other remedy which may be available at law or in equity, the Restricted Shares shall be automatically forfeited effective as of the date on which such violation first occurs, and, in the event that any of the Participant’s Restricted Shares have vested within the three (3) year period immediately preceding such breach, the Participant will forfeit such Shares without consideration and be required to forfeit any compensation, gain or other value realized thereafter on the sale or other transfer of such Shares, and must promptly repay such amounts to the Company. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such Restrictive Covenant Agreement to the full extent of law and equity. The Participant acknowledges and agrees that irreparable injury will result to the Company and its goodwill if the Participant breaches any of the terms of the Restrictive Covenant Agreements, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law would be an inadequate remedy for any breach. Accordingly, the Participant hereby agrees that, in the event of a breach of any of the terms of the Restrictive Covenant Agreements, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

(c)Severability; Blue Pencil. The invalidity or nonenforceability of any provision of this Section 6 or any of the terms of the Restrictive Covenant Agreements in any respect shall not affect the validity or enforceability of the other provisions of this Section 6 or any of the terms of the Restrictive Covenant Agreements in any other respect, or of any other provision of this Agreement. In the event that any provision of this Section 6 or any of the terms of the Restrictive Covenant Agreements shall be held invalid, illegal or unenforceable (whether in whole or in part) by a court of competent jurisdiction, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions (and part of such provision, as the case may be) shall not be affected thereby; provided, however, that if any provision of the Restrictive Covenant Agreements is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

7.Rights as a Shareholder. The Participant shall be the record owner of the Restricted Shares, and as record owner shall be entitled to all rights of a common shareholder of the Company, including the right to vote the Restricted Shares and receive dividends thereon; provided, that any dividends with respect to a Restricted Share shall be accumulated and withheld by the Company until the Restricted Share vests, and if the Restricted Share fails to vest, the Participant’s rights to any accumulated and withheld dividends thereupon shall terminate automatically. As noted above, as soon as administratively practicable after Certification (or an earlier date in accordance with Section 4 or Section 5), the Company shall deliver to the Participant evidence of ownership in book entry form of the number of Shares which have vested as of such settlement date, set forth opposite such date, subject to compliance with applicable laws.

8.Compliance with Legal Requirements. The granting and vesting of the Restricted Shares, and any other obligations of the Company under this Agreement, shall be subject to all applicable Federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee shall have the right to impose such restrictions on the Restricted Shares as it deems reasonably necessary or advisable under applicable Federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to such Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. The Participant agrees to take all steps the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of Federal and state securities law in exercising his or her rights under this Agreement.

9.Clawback. The Restricted Shares (whether vested or unvested) shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required or permitted by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act); provided that such requirement is in effect at the relevant time, and/or the rules and regulations of any applicable securities exchange or inter-dealer quotation system on which the Shares may be listed or quoted, or if so required pursuant to a written policy adopted by the Company.

10.Miscellaneous.

(a)Transferability. The Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under the Plan. Any attempted Transfer of the Restricted Shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Restricted Shares, shall be null and void and without effect.

(b)Amendment. The Committee at any time, and from time to time, may amend the terms of this Agreement; provided, however, that the rights of the Participant shall not be materially adversely affected without the Participant’s written consent.

(c)Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(d)Section 409A. The Restricted Shares are intended to be exempt from Section 409A of the Code and shall be interpreted accordingly.

(e)Notices. All notices, requests, consents and other communications to be given hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally recognized overnight courier, or by first-class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addresser:

i.if to the Company, to:
Schneider National, Inc.
3101 Packerland Drive
Green Bay, WI 54313
Facsimile: (920) 403-8445
Attention: General Counsel

ii.if to the Participant, to the Participant’s home address on file with the Company.
All such notices, requests, consents and other communications shall be deemed to have been delivered in the case of personal delivery or delivery by telecopy, on the date of such delivery, in the case of nationally recognized overnight courier, on the next business day, and in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.
i.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

ii.No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

iii.Fractional Shares. In lieu of issuing a fraction of a Share resulting from an adjustment of the Restricted Shares pursuant to Section 4(b) of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.

iv.Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no beneficiary is designated, if the designation is ineffective, or if the beneficiary dies before the balance of a Participant’s benefit is paid, the balance shall be paid to the Participant’s estate. Notwithstanding the foregoing, however, a Participant’s beneficiary shall be determined under applicable state law if such state law does not recognize beneficiary designations under equity awards of this type and is not preempted by laws which recognize the provisions of this Section 10(i).

v.Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

vi.Entire Agreement. This Agreement, the Plan and the Restrictive Covenant Agreements contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

vii.Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Wisconsin.

viii.Consent to Jurisdiction; Waiver of Jury Trial. The Participant and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in the United States District Court for the Eastern District of Wisconsin, or if that court is unable to exercise jurisdiction for any reason, the Circuit Court of the State of Wisconsin, Brown County, and each waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR THIS AGREEMENT.

ix.Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

x.Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (.pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

SCHNEIDER NATIONAL, INC.
____________________________________
[Participant Name]

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EXHIBIT A
Performance Metrics & Calculations
For purposes of this Agreement, the following terms have the meanings set forth below:
•“EBT CAGR” means the rate at which Earnings Before Tax for the base year (2020) must grow annually over the Performance Period to achieve the “3 Years Total Earnings Before Tax” target listed on this Exhibit A.
•“Earnings Before Tax” means earnings before tax as reported in the audited financial statements to the Company’s Form 10-K, in accordance with GAAP.
•“Return on Capital” or “ROC” means operating earnings divided by invested capital; provided, that for purposes of this Agreement, the following items are omitted from the calculation: cash, marketable securities, debt, SFI, goodwill, interest, taxes.
• “rTSR” means the Company’s relative total shareholder return compared to a Peer Group determined by the Committee for the performance period beginning January 1, 2021 and ending December 31, 2023. For clarity when calculating the rTSR the beginning price of the performance period will be determined using the average closing share price over the trading days in December immediately prior to the performance period and the ending price at the end of the performance period will be determined using the average closing share price over the trading days in December in year three of the performance period. For purposes of the rTSR calculation, dividends are assumed to be reinvested on the ex-dividend date.
•“Peer Group” means the following companies:

Air Transport Services Group AMERCO ArcBest Atlas Air Worldwide Avis Budget Group C.H. Robinson Worldwide Covenant Logistics Group Daseke Echo Global Logistics Expeditors Int'l of WA FedEx	Forward Air Heartland Express Hub Group J.B. Hunt Transport Services Knight-Swift Transportation Landstar System Lyft Marten Transport Old Dominion Freight Line P.A.M. Transportation Services	Radiant Logistics Ryder System Saia U.S. Xpress Enterprises Uber Technologies United Parcel Service Universal Logistics Werner Enterprises XPO Logistics

The Peer Group may be changed as follows, subject to the discretion of the Compensation Committee:
i.M&A – If a Peer Group member ceases to have a class of equity securities that is both registered under the Securities Exchange Act of 1934 and actively traded on a U.S. public securities market (unless such cessation of such listing is due to bankruptcy/delisting), such Peer Group member shall be removed from the Peer Group.
ii.Bankruptcy/delisting – In the event of a bankruptcy, liquidation or delisting of a Peer Group member, such Peer Group member shall remain in the Peer Group.

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Except as may otherwise be provided in the Agreement, the number of Restricted Shares that will be eligible to vest under this Agreement shall be determined based on the following formula:
•Total Restricted Shares granted x 60% x EBT CAGR Achievement (as described below); plus
•Total Restricted Shares granted x 40% x ROC Achievement (as described below); then multiplied by
•The rTSR Multiplier (as described below).
EBT CAGR Achievement shall equal a percentage based on the Company’s EBT CAGR performance* over the Performance Period as compared to the Company’s EBT CAGR target of [8.0%] (“Target EBT CAGR”), as follows:
•EBT CAGR performance below [2.0%] (“Threshold EBT CAGR Performance”) shall result in EBT CAGR Achievement of 0%.
•EBT CAGR performance at Target EBT CAGR shall result in EBT CAGR Achievement of 100%.
•EBT CAGR performance at or above [14.0%] (“Maximum EBT CAGR Performance”) shall equal 200%.
* Intermediate levels of EBT CAGR Achievement between Threshold EBT CAGR Performance, Target EBT CAGR Performance or Maximum EBT CAGR Performance may be estimated by the Committee using linear interpolation.

ROC Achievement shall equal a percentage based on the Company’s ROC performance** over the Performance Period as compared to the Company’s 3 Year Average ROC target of [14.5%] (“Target ROC”) as follows:
•3 Year Average ROC performance below [9.5%] (“Threshold ROC Performance”) shall result in ROC Achievement of 0%.
•3 Year Average ROC performance at Target ROC shall result in ROC Achievement of 100%.
•3 Year Average ROC performance at or above [19.5%] (“Maximum ROC Performance”) shall result in ROC Achievement of 200%.
** Intermediate levels of ROC Achievement between Threshold ROC Performance, Target ROC Performance or Maximum ROC Performance may be estimated by the Committee using linear interpolation.
The rTSR Multiplier shall equal 0.75 if the Company’s rTSR is at or below the 25th percentile of the comparator group. The rTSR Multiplier shall equal 1.00 if the Company’s rTSR is above the 25th but below the 75th percentile of the comparator group. The rTSR Multiplier shall equal 1.25 if the Company’s rTSR is at or above the 75th percentile of the comparator group.

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